EXHIBIT 16.2
Lawrence Scharfman, CPA

September 30, 2009

Securities and Exchange Commission
100 F Street, N.E.
 Washington, DC 20549

Dear Ladies and Gentlemen:

I am the former independent auditor for Competitive Companies, Inc. (the “Company”). I have read the Company’s current report on 8-K/A dated September 30, 2009 and I am in agreement with the disclosure in Item 4.01, in so far as it pertains to me. I have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/S/ Lawrence Scharfman
Lawrence Scharfman, CPA
Boynton Beach Florida